                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                               February 9, 1998


                        STATEFED FINANCIAL CORPORATION
--------------------------------------------------------------------------------
            (Exact name of Registrant as specified in its Charter)


     Delaware                         0-22790                  42-1410788
--------------------------------------------------------------------------------
(State or other                  (Commission File No.   (IRS Identification No.)
jurisdiction of incorporation)

519 Sixth Avenue, Des Moines, Iowa                                  50309-2473
--------------------------------------------------------------------------------
(Address of principal executive offices)                            (Zip Code)


      Registrant's telephone number, including area code: (515) 282-0236
--------------------------------------------------------------------------------



                                      N/A
--------------------------------------------------------------------------------
        (Former name or former address, if changed since last report)

Item 5.  Other Events
---------------------

         On February 9, 1998, the Registrant issued the attached press release.

Items 7.  Financial Statements and Exhibits
-------------------------------------------

         (a)   Exhibit

                1.  Press release, dated February 9, 1998




                                      2.

                                  SIGNATURES

         Pursuant to the requirements of the Securities exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            STATEFED FINANCIAL CORPORATION


Date:  February 13, 1998                    By:
                                               ---------------------------------
                                               John F. Golden
                                               Chief Executive Officer



                                      3.

                                   EXHIBIT I

















                                      4.

For Further Information Contact:
         John F. Golden,  President and CEO               For Immediate Release
         StateFed Financial Corporation                        February 9, 1998
         519 Sixth Avenue
         Des Moines, Iowa 50309
         Phone: (515) 282-0236


                        STATEFED FINANCIAL CORPORATION
                        ANNOUNCES 2ND QUARTER EARNINGS


         Des Moines, Iowa (NASDAQ: "SFFC") ----- StateFed Financial Corporation, the parent company for State Federal Savings and Loan Association of Des Moines, today announced financial results for the quarter ended December 31, 1997. For the three month period ended December 31, 1997, the company reported net income of $273,040 as compared to $255,085 for the same period in 1996 an increase of $17,955, or 7.03%. The increase in net earnings was primarily due to an increase in net interest income of $77,353, offset by an increase in non-interest expense of $48,053, a decrease in non-interest income of $10,100, and an increase in income tax expense of $1,245.

         For the six month period ended December 31, 1997, the company reported net income of $497,481 as compared to $322,264 for the same period in 1996, an increase of $175,217. The increase in net earnings was primarily due to a decrease in non-interest expense of $249,898, an increase in non-interest income of $6,343, and an increase in net interest income of $1,566, offset by an increase in income tax expense of $82,590. The decrease in non-interest expense was primarily the result of a one-time special assessment of $291,300.

         The book value of StateFed Financial Corporation increased to $10.04 per share at December 1997. Earnings per share for the second quarter ended December 31, 1997 were 18 cents per share. As of December 31, 1997, there were 1,557,446 outstanding shares.

                                   Continued

                        STATEFED FINANCIAL CORPORATION
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                     December 31, 1997 and June 30, 1997

                                                                 (Unaudited)
                                                             December 31, 1997         June 30, 1997
ASSETS
Cash and amounts due from depository institutions                $8,845,252              $3,634,086
Investments in certificates of deposit                            2,073,825               4,435,425
Investment securities                                             3,240,743               3,477,168
Loans receivable, net                                            68,377,526              68,177,746
Real estate acquired for development                                210,542                 435,484
Real estate held for investment, net                              2,264,864               1,933,532
Property acquired in settlement of loans                            246,077                 333,939
Office property and equipment, net                                1,497,143               1,418,982
Federal Home Loan Bank stock, at cost                               950,000                 950,000
Accrued interest receivable                                         544,624                 567,478
Prepaid expenses and other assets                                   357,225                 314,754
                                                                -----------             -----------
        TOTAL ASSETS                                            $88,607,821             $85,678,594
                                                                ===========             ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits                                                        $53,147,460             $50,345,972
Advances from Federal Home Loan Bank                             19,000,000              19,000,000
Advances from borrowers for taxes and insurance                     336,219                 490,053
Accrued interest payable                                              1,431                 128,881
Dividends payable                                                    77,872                  78,372
Income taxes: current and deferred                                  200,557                 200,327
Other liabilities                                                   199,873                 201,982
                                                                -----------             -----------
        TOTAL LIABILITIES                                       $72,963,412             $70,445,587
                                                                -----------             -----------
Stockholders' equity:
Common stock                                                         $8,905                  $8,905
Additional paid-in capital                                        8,452,831               8,398,857
Unearned compensation - restricted stock awards                    (377,066)               (423,576)
Unrealized gain (loss) on investments                               138,519                  57,462
Treasury stock                                                   (1,672,734)             (1,560,859)
Retained earnings - substantially restricted                      9,093,954               8,752,218
                                                                -----------             -----------
   TOTAL STOCKHOLDERS' EQUITY                                   $15,644,409             $15,233,007
                                                                -----------             -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $88,607,821             $85,678,594
                                                                ===========             ===========

                        STATEFED FINANCIAL CORPORATION
                     Selected Consolidated Financial Data
                                  Unaudited

                                                                  Three Months Ended                 Six Months Ended
                                                                     December 31                         December 31
                                                           ------------------------------------------------------------------
                                                              1997              1996               1997              1996
                                                           ------------------------------------------------------------------
OPERATIONS DATA

Total interest income........................              $1,772,620      $1,597,897          $3,405,884          $3,147,070

Total interest expense.......................              $1,002,623      $  905,253          $2,000,670          $1,743,422
                                                           ----------      ----------          ----------          ----------

Net interest income..........................              $  769,997      $  692,644          $1,405,214          $1,403,648

Provision for loan losses....................              $    6,000      $    6,000          $   12,000          $   12,000
                                                           ----------      ----------          ----------          ----------

Net interest income after
provision for loan losses....................              $  763,997      $  686,644          $1,393,214          $1,391,648

Non-interest income:
Real estate operations.......................              $  105,949      $  112,995          $  200,254          $  211,701

Other non-interest income....................              $   25,172      $   28,226          $   60,301          $   42,511
                                                           ----------      ----------          ----------          ----------

Total non-interest income....................              $  131,121      $  141,221          $  260,555          $  254,212


Total non-interest expense...................              $  485,513      $  437,460          $  902,558          $1,152,456
                                                           ----------      ----------          ----------          ----------

Income before income taxes...................              $  409,605      $  390,405          $  751,211          $  493,404

Income tax expense...........................              $  136,565      $  135,320          $  253,730          $  171,140
                                                           ----------      ----------          ----------          ----------

Net Income...................................              $  273,040      $  255,085          $  497,481          $  322,264
                                                           ==========      ==========          ==========          ==========
Earnings per share...........................                   $0.18           $0.17               $0.33               $0.22

                                      3